EXHIBIT 5.1

[Gibson, Dunn & Crutcher Letterhead]

September 24, 2003

(949) 451-3800	C 42273-00001
(949) 451-4220

I-Flow Corporation
20202 Windrow Drive
Lake Forest, California 92630

Re:	Registration Statement on Form S-3 of I-Flow Corporation

Ladies and Gentlemen:

     As counsel for I-Flow Corporation, a Delaware corporation (the “Company”), we are familiar with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of (i) 1,666,740 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and (ii) 265,636 shares of the Company’s common stock, par value $0.001 per share, issuable upon the exercise of certain warrants (the “Warrant Shares”).

     For the purposes of our opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares and the Warrant Shares. We have also made such other factual and legal inquiries and examinations as we deemed necessary and appropriate under the circumstances. In arriving at the following opinions, we have relied on, among other matters, our examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

     Based upon the foregoing examination and in reliance thereon, we are of the opinion that the Shares have been validly issued, fully paid and nonassessable. We are also of the opinion that the Warrant Shares, when issued, delivered and paid for pursuant to and in accordance with the terms of the applicable warrant agreements, will be validly issued, fully paid and nonassessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the foregoing opinions. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and to the current judicial interpretations thereof and to the facts bearing upon this opinion as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or interpretations thereof or such facts.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption, “Legal Matters” in the prospectus that forms a part of said Registration Statement. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP
GIBSON, DUNN & CRUTCHER LLP